UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2007

IMMTECH PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14907 (Commission File Number)	39-1523370 (IRS Employer Identification No.)
One North End Avenue New York, New York (Address of principal executive offices)	10282 (Zip Code)
(212) 791-2911 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On May 24, 2007, Harvey R. Colten, M.D., passed away at age 68 from complications associated with colon cancer. Dr. Colten had served as a director of the Company since 2000, and was a member of the Audit, Compensation and Nominating Committees of the Board of Directors.

Dr. Harvey R. Colten is recognized as one of the world’s most preeminent and internationally renowned immunologists. Over the course of his career, he distinguished himself in the fields of Pediatrics, Scientific Research, and Medical Education. His research made wide-reaching contributions to the understanding of the immune system’s basic functioning of the body’s inflammatory responses, and ultimately played a role in advances in the care and treatment of cystic fibrosis and other respiratory diseases in children.

Dr. Colten began his career at the National Institutes of Health, where he worked from 1965 to 1970, investigating groups of proteins that “compliment” antibodies and help boost the body’s immune system. He was one of the first to use recombinant DNA methods to identify genetic deficiencies associated with autoimmune diseases. Over the course of his career Dr. Colten’s extensive scholarship and numerous publications contributed significantly to biomedical science and to clinical medicine.

In 1970, he was recruited to Harvard Medical School and Children’s Hospital Medical Center where he served as Chief of the Allergy Division and Director of the Cystic Fibrosis Program.

In 1986, Dr. Colten moved to Washington University in St. Louis as Chair in the Department of Pediatrics. Over the next eleven years, he played a major role in creating one of the most prestigious Departments of Pediatrics. He also served as Pediatrician in Chief at Barnes, Children’s, and Jewish Hospitals in St. Louis. His efforts as a scientist, clinician, educator and administrator helped Washington University assume a leadership role in American medicine.

In 1997, Dr. Colten became Dean and Vice President for Medical Affairs at Northwestern University, and in 2002 he joined Columbia University Medical Center as Vice President and Senior Associate Dean for Academic Affairs.

While at Columbia, Dr. Colten had an enormous impact on each of the three principle missions of the medical center: research, patient care and education. He helped recruit many of the current leaders of the faculty and the administration and he mentored them at each stage of their development.

He was a member of the Institute of Medicine of the National Academy of Sciences, was a Fellow of the Royal Society of Medicine (London) and of the American Association for the Advancement of Science.

Dr. Colten’s impact on medical research extended beyond his own laboratory. He trained more than 60 investigators in pediatric allergy/immunology, pulmonology and related scientific disciplines, many of whom have achieved leadership positions in academic medicine. Over the years, Dr. Colten served on editorial boards of eighteen leading medical journals including the New England Journal of Medicine, the Journal of Clinical Investigation, the Journal of Immunology, and the Journal of Pediatrics.

Eric L. Sorkin, CEO and Chairman of Immtech Pharmaceuticals, Inc. said: “We are saddened by the passing of a great scientist, mentor and dear friend. Dr. Colten provided invaluable leadership and insight to Immtech, for which we remain ever grateful.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMTECH PHARMACEUTICALS, INC.
By:	/s/ Eric L. Sorkin
Eric L. Sorkin
Chief Executive Officer

Date:	May 30, 2007